EXHIBIT 99.3

NEWS RELEASE

Montana Mining Purchases Destination Resort Development in the Dominican Republic and Changes Name to ParkVida Group

Friday, September 23, 2011 - ParkVida Group, Inc. (PRKV.OB) (formerly “Montana Mining Corp. MMGC.OB”) is pleased to announce the purchase of JBP SRL from Park Capital Management, Inc., in addition to a new name and symbol. JBP is a Dominican based limited liability company intent on developing a first class resort devoted to mountain bike riding and eco-tourism. The development is known as ParkVida.

ParkVida is located at the top of the Cordillera Central mountain range in the Dominican Republic on a 700 acre former coffee plantation that is adjacent to the Armando Bermudez National Park. The development will offer 199 hotel rooms, cottages and “tree houses” in harmony with the environment as a welcome alternative for travelers seeking a deluxe outdoor experience over traditional packaged tours.

Adventure activities will focus on downhill and cross-country mountain biking with a dedicated chairlift for the uphill return. ParkVida’s destination riding vacation will be designed for mountain biking enthusiasts who want to focus on the trail, the ride, and the thrill of riding with the promise of great accommodation, service and relaxation. Personal skills will be matched with equipment and guidance to provide that “local trail” experience on a host of trails engineered and hand built by bikers for bikers. Other ParkVida activities will include zip lining, adventure rope courses, water slides, hiking, fishing, spa, mule riding, quad biking, cultural classes, eco tours and coffee related experiences such as growing, roasting and brewing.

JBP is in the process of finalizing design plans and seeking out regulatory permits that would enable the first phase of construction at ParkVida. Management hopes to begin construction of the resort early next year subject to receiving approvals from local authorities, the completion of an environmental study and the realization of financing efforts.

The company has changed its name to “ParkVida Group, Inc.” and has been designated a new symbol, “PRKV”, effective at the open of business today.

ParkVida’s website can be viewed at www.parkvida.com.

Forward-Looking Statements:

A number of statements contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties including ParkVida's ability to procure regulatory approvals, realize sufficient financing to develop the project, build the facilities, attract guests and manage the future business. The actual results that ParkVida may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. ParkVida encourages the public to read the information provided here in conjunction with its most recent filings on Form 8-K, Form 10-Q and Form 10-K. ParkVida's public filings may be viewed at www.sec.gov.

Contact:

ParkVida Group, Inc.

Ruairidh Campbell, Chief Executive Officer

Phone: (801) 232-7395

Email: ruairidhcampbell@msn.com